AMENDMENT NO. 3 TO CREDIT AGREEMENT

This AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of March 26, 2021 (this “Agreement”), is entered into by and among BKRF OCB, LLC, a Delaware limited liability company (the “Borrower”), BKRF OCP, LLC, a Delaware limited liability company (“Holdings”), Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (the “Project Company”), Orion Energy Partners TP Agent, LLC, in its capacity as the administrative agent (in such capacity, the “Administrative Agent”), and the Tranche A Lenders and Tranche B Lenders party hereto, constituting 100% of the Tranche A Lenders and the Tranche B Lenders to the Credit Agreement (as defined below) (the “Signatory Lenders”). As used in this Agreement, capitalized terms which are not defined herein shall have the meanings ascribed to such terms in the Credit Agreement unless otherwise specified.

W I T N E S S E T H

WHEREAS, the Borrower, Holdings, the Administrative Agent, Orion Energy Partners TP Agent, LLC, in its capacity as the collateral agent, and each Tranche A Lender and Tranche B Lender from time to time party thereto have entered into that certain Credit Agreement, dated as of May 4, 2020 (as amended, amended and restated, modified and supplemented on or prior to the date hereof, the “Credit Agreement” and the Credit Agreement as expressly amended by this Agreement, the “Amended Credit Agreement”);

WHEREAS, the Borrower and the Lenders entered into the Credit Agreement based on certain estimated costs to install, develop and construct the Project;

WHEREAS, the scope of the Project has expanded to include additional capabilities and equipment, which change certain assumptions made regarding the cost of installing, developing and constructing the Project;

WHEREAS, the Credit Agreement needs to be revised to more accurately reflect the updated scope and cost estimates of the Project;

WHEREAS, the Borrower and the Lenders desire to establish a contingency reserve account to fund the costs of the additional capabilities and equipment and possible cost overruns for the Project;

WHEREAS, pursuant to this Agreement, the Borrower has requested, and the parties hereto have agreed, subject to the satisfaction of the conditions precedent set forth in this Agreement, to amend the Credit Agreement on the Third Amendment Effective Date to, among other things, establish the Cash Reserve Account and to fund that account with the Additional Cash Reserve Amount to be obtained from the funds obtained from the Additional Capital Raise on the terms set forth on Exhibit D; and

WHEREAS, the Borrower, Holdings, the Project Company, the Administrative Agent and the Signatory Lenders entered into that certain Waiver No. 2 to Credit Agreement, dated as of the date hereof (the “Waiver”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, as of the Third Amendment Effective Date, the Borrower, the other Loan Parties, the Administrative Agent and the Signatory Lenders, who constitute all of the Lenders under the Credit Agreement, hereby agree that the Credit Agreement is amended as follows:

(a)              Section 1.01 of the Credit Agreement is amended by inserting the following new definitions:

“Additional Cash Reserve Amount” means an amount equal to at least $35,000,000, which shall be provided as a voluntary cash equity contribution provided by one or more parent companies to the Loan Parties (or to the extent the Administrative Agent, in its sole discretion, consents to a form of subordination agreement, as a subordinated loan to the Borrower).

“Additional Capital Raise” shall have the meaning assigned to such term in Section 5.30(a).

“Cash Reserve Account” means a deposit account in the name of Borrower (or such other Person as may be approved in the sole discretion of the Administrative Agent) and established on or after the Third Amendment Effective Date, but in any case prior to July 30, 2021, with a Depositary Bank that is designated by Borrower to be the “Cash Reserve Account”; provided, that such account shall at all times be subject to a priority Lien in favor of the Collateral Agent and subject to a Control Agreement.

“Financial Staffing Plan” shall have the meaning assigned to such term in Section 5.30(b)(i)(A).

“Project Contingency Costs” shall have the meaning assigned to such term in Section 5.29(g)(ii)(A).

“Third Amendment Effective Date” means March 26, 2021.

(b)             Section 5.10(c) of the Credit Agreement is amended by inserting the words “(or, in the case of the fiscal year ending on December 31, 2020, one hundred eighty (180) days)” after “one hundred fifty (150) days”.

(c)              Section 5.25(f) of the Credit Agreement is deleted in its entirety and replaced with the following:

(f)       Borrower shall use commercially reasonable efforts to enter into a Permitted Working Capital Facility on or before August 1, 2021.

(d)             Section 5.25(g) of the Credit Agreement is deleted in its entirety and replaced with the following:

(g)       Borrower shall enter into a product marketing agreement or an offtake agreement with ExxonMobil, in a form reasonably satisfactory to the Administrative Agent on or before June 1, 2021.

(e)              Section 5.29 of the Credit Agreement is amended by inserting a new clause (g) as follows:

(g)       Cash Reserve Account

(i)       Deposits into the Cash Reserve Account.

(A)       The Cash Reserve Account shall be funded on or before July 30, 2021 by depositing cash in an amount not less than the Additional Cash Reserve Amount.

(ii)       Transfers from the Cash Reserve Account.

(A)       If Borrower determines that the cash on deposit in the Construction Account is not anticipated to be adequate to pay all Project Costs then due and payable or becoming due and payable within the next thirty (30) days (“Project Contingency Costs”), then Borrower shall promptly direct the applicable Depositary Bank to transfer an aggregate amount equal to the Project Contingency Costs (or, if less, the aggregate amount of cash then on deposit in the Cash Reserve Account) from the Cash Reserve Account to pay, on behalf of Borrower, the Project Contingency Costs.

(B)       After the Term Conversion Date, at such time as the Administrative Agent determines, in its sole discretion, that the amounts on deposit in the Cash Reserve Account are no longer needed to fund any Project Costs (whether due in the next thirty (30) days or thereafter), Borrower shall cause any remaining amounts on deposit in the Cash Reserve Account to be transferred first, in an amount equal to $5,000,000 to make a voluntary prepayment of the Loan in accordance with Section 2.06(a), and second, to the Sponsor (and the Administrative Agent shall countersign any withdrawal certificates required under any Control Agreements to allow such transfers) and, promptly thereafter, permanently close the Cash Reserve Account.

(f)              Article V of the Credit Agreement is amended by inserting the following new Section 5.30:

Section 5.30 Post-Third Amendment Covenants.

(a)	Additional Capital Raise. The Sponsor or one or more other parent companies of Borrower shall, on or prior to July 30, 2021, (i) complete a financing transaction in an aggregate amount equal to at least $35,000,000 (excluding both the “Lender Amendment & Consent Premium” and the “COMA Reimbursement,” as those terms are defined in that certain Amendment No. 3 to Credit Agreement, dated March 26, 2021) (the “Additional Capital Raise”), and (ii) cause $35,000,000 of the Additional Capital Raise to be deposited into the Cash Reserve Account. In connection with the Additional Capital Raise, the Sponsor or one or more parent companies of the Borrower on or before April 30, 2021 shall (i) have engaged a placement agent and/or underwriter reasonably acceptable to the Administrative Agent, and (ii) have presented to the Administrative Agent evidence of a financing plan reasonably acceptable to the Administrative Agent (including the filing of a Form S-1 Registration Statement with the United States Securities and Exchange Commission or the execution of an agreement for an alternate non-public sale of securities). Failure to comply strictly with the deadlines in this Section shall be an Event of Default by Borrower under this Agreement.

(b)       Financial Governance.

(i)       Financial Staffing Plan.

(A)       Borrower shall by April 16, 2021, deliver to the Administrative Agent a plan for the engagement of financial staff that is reasonably satisfactory to the Administrative Agent (the “Financial Staffing Plan”).

(B)       Borrower shall by June 16, 2021, implement and appoint staff in accordance with the Financial Staffing Plan.

(iii)       Q1 2021 Monthly Financial Statements. Each Loan Party shall, on or prior to April 15, 2021, furnish to Administrative Agent the monthly unaudited consolidated financial statements of the Loan Parties, including (x) the unaudited consolidated balance sheet as of the end of each of January 2021 and February 2021 and the related unaudited statements of income, retained earnings and cash flows for each such monthly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail and (y) a monthly report for each of January 2021 and February 2021 containing, to the extent applicable (A) such detailed information as Borrower customarily relies upon to monitor the operational performance of the Project, (B) information on the financial performance of the Project, (C) an update as to the “Cleaning Plan” (as defined in the SPA), including all notices and reporting relating thereto delivered under the SPA, (D) payments, royalties, volumes and costs relating to the SusOils License Agreement and (E) other key business performance indicators, in each case, in a form reasonably satisfactory to the Administrative Agent.

(ii)       2021 Operating Budget. Borrower shall, promptly after the Third Amendment Effective Date, submit to the Administrative Agent a draft of its proposed Operating Budget for calendar year 2021 and, cause the Operating Budget for calendar year 2021 to be approved or deemed approved by the Administrative Agent on or prior to April 15, 2021.

(c)       Q4 2020 Environmental, Social and Governance Report. Each Loan Party shall, on or prior to April 15, 2021, furnish to the Administrative Agent an environmental, social and governance report in respect of the fiscal quarter ending December 31, 2020 in the form attached as Exhibit H to the Credit Agreement.

(d)       Q4 2020 SusOils and Sponsor Information. Each Loan Party shall, on or prior to April 15, 2021, furnish to the Administrative Agent information relating to each of SusOils and Sponsor substantially in a form reasonably satisfactory to the Administrative Agent for the fiscal quarter ending December 31, 2020.

(e)       COMA Waiver. Borrower shall, on or prior to April 15, 2021, enter into a waiver to the COMA with the Operator, in form and substance reasonably satisfactory to the Administrative Agent, that provides for (i) the delivery of the required reports for January and February 2021 on or before April 15, 2021, (ii) a process for agreeing the 2021 budget for COMA items on or prior to April 15, 2021, and (iii) permits reimbursable spending during the period from January 1, 2021 to July 1, 2021, subject to such spending not exceeding $500,000 (the “COMA Reimbursable Spending”).

(f)       Financial Advisor. Borrower shall maintain the engagement of Fairlead Financial Advisors, LLC, as financial advisor to Borrower and the other Loan Parties, until the earlier of (i) July 15, 2021 and (ii) the date on which the Administrative Agent shall, at the request of Borrower, have consented to the termination of such engagement.

(g)             Section 6.09(b) of the Credit Agreement is deleted in its entirety and replaced with the following:

(b)       Notwithstanding anything to the contrary in Section 6.09(a)(i), no Loan Party shall be permitted to accept, approve or otherwise enter into any change order or similar document or instrument under any Material Project Document (each a “Change Order”) without the prior written consent of the Administrative Agent (acting at the reasonable direction of the Required Lenders in consultation with the Independent Engineer), unless such Change Order (i) does not result in the compensation payable under such Material Project Document increasing by an aggregate amount in excess of $250,000 individually for any one Change Order, or $1,000,000 in the aggregate for all Change Orders, or does not utilize any of the contingency specified in the Construction Budget and (ii) does not adversely affect or delay the reasonably anticipated timing of the completion of any Significant Milestone or Substantial Completion.

Notwithstanding anything to the contrary in this Section 6.09, each assignment of an Initial Material Project Document by GCE Holdings or Borrower (as applicable) to Borrower or Project Company (as applicable) as contemplated by Article IV shall be permitted.

(h)             Schedule 5.26(a) to the Credit Agreement is amended and restated in its entirety as set forth in Exhibit A attached hereto.

(i)               Schedule 5.26(c) to the Credit Agreement is amended and restated in its entirety as set forth in Exhibit B attached hereto.

(j)               Schedule 5.26(d) to the Credit Agreement is amended and restated in its entirety as set forth in Exhibit C attached hereto.

2.                Representations and Warranties. Each Loan Party hereby represents and warrants to the other parties hereto that:

(a)              Each Loan Party has full corporate, limited liability company or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under this Agreement, and has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance by it of this Agreement. This Agreement has been duly executed and delivered by the Loan Parties, is in full force and effect and constitutes a legal, valid and binding obligation of the Loan Parties, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(b)             The execution, delivery and performance by each Loan Party of this Agreement does not and will not (i) conflict with the Organizational Documents of such Loan Party, (ii) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which such Loan Party is a party or by which it is bound or to which such Loan Party’s property or assets are subject (other than any Material Project Document to which such Loan Party is a party), except where such contravention or breach could not reasonably be expected to be material and adverse to the Loan Parties or Lenders, (iii) conflict with or result in a breach of, or constitute a default under, any Material Project Document to which such Loan Party is a party, (iv) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, or (v) with respect to each Loan Party, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Loan Party’s property or the Collateral.

(c)              Except as provided in this Agreement, no Default or Event of Default has occurred and is continuing or would result from the transactions contemplated in this Agreement.

(d)             After giving effect to the forbearances and waivers set forth in the Waiver and the amendments set forth in this Agreement, the representations and warranties of each of the Loan Parties set forth in Article III of the Credit Agreement and in each other Financing Document are true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties are true and correct in all respects) on and as of the Third Amendment Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

3.                Effectiveness; Conditions Precedent. This Agreement shall become effective on the first date on which each of the following conditions have been satisfied or waived (such date, the “Third Amendment Effective Date”):

(a)              This Agreement shall have been executed by the Administrative Agent, the Loan Parties and the Signatory Lenders and the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

(b)             Borrower has arranged for payment on the Third Amendment Effective Date of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(c)              The Operator has waived the Borrower’s defaults under the COMA in a document (or e-mail correspondence) reasonably satisfactory to the Administrative Agent.

(d)             The parties to the HoldCo Borrower LLC Agreement shall have acknowledged and agreed that the Amendment & Consent Premium shall not be considered in calculating the Class B MOIC or Class C MOIC under the HoldCo Borrower LLC Agreement (and each party hereto, by release of its signature pages hereto on the date hereof, does hereby so acknowledge and agree to the foregoing).

4.                Amendment & Consent Premium.

(a)              As consideration for the amendments to the Credit Agreement agreed pursuant to Section 1 and other waivers and forbearances provided by the Lenders on and before the Third Amendment Effective Date, the Borrower hereby agrees to pay to each Lender an amendment and consent premium equal to 1.00% of the aggregate Commitments and Loans of such Lender, which premium shall be earned on the Third Amendment Effective Date (the “Amendment & Consent Premium”). The Amendment & Consent Premium shall be paid in equity as set forth in Exhibit D. The Amendment & Consent Premium shall be payable on the earlier of (i) July 30, 2021 or (ii) if the Sponsor completes an Additional Capital Raise, on the closing date of the Additional Capital Raise.

(b)             The Borrower hereby agrees that the premium payable under the foregoing clause (a) shall be paid without set-off, deduction or counterclaim and free and clear of, and without deduction by reason of, any taxes.

(c)              All fees and premiums hereunder, once paid, are nonrefundable and are in addition to and not creditable against any other fee or premium payable to any Lender and/or its affiliates in connection with the transactions contemplated by the Credit Agreement or otherwise.

(d)             For U.S. federal income tax purposes, the Amendment & Consent Premium shall be treated as a payment on the loan made pursuant to the Credit Agreement (in accordance with the ordering provisions of Treasury Regulations Section 1.1275-2(a)), and which payment shall not be treated as resulting in a significant modification of such loan for purposes of Treasury Regulations Section 1.1001-3. Each of the Lenders and the Borrower agrees to file tax returns consistent with such treatment.

(e)              Failure to pay the Amendment & Consent Premium as required by Section 4(a) of this Agreement shall be an Event of Default by Borrower under the Credit Agreement.

5.                Equity Kicker. Solely with respect to the Funding Date that is currently contemplated to occur on March 29, 2021 (the “Specified Funding Date”), notwithstanding the condition precedent in Section 4.03(g)(ii) of the Credit Agreement, within five (5) Business Days’ of such Specified Funding Date, the applicable Lenders and Borrower shall have agreed in writing as to the portion of such Loan allocated to the purchase of the corresponding Equity Kicker as required pursuant to Section 2.01(f) of the Credit Agreement.

6.                Miscellaneous.

(a)              Effect of Amendments. From and after the Third Amendment Effective Date, the Credit Agreement shall be construed after giving effect to the amendments set forth in Section 1 hereof and all references to the Credit Agreement in the Financing Documents shall be deemed to refer to the Amended Credit Agreement.

(b)             No Other Modification. Except as expressly modified by this Agreement, the Credit Agreement and the other Financing Documents are and shall remain unchanged and in full force and effect, and nothing contained in this Agreement shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, or any of the other parties, or shall alter, modify, amend or in any way affect any of the other terms, conditions, obligations, covenants or agreements contained in the Credit Agreement which are not by the terms of this

Agreement being amended, or alter, modify or amend or in any way affect any of the other Financing Documents.

(c)              Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(d)             Incorporation by Reference. Sections 10.07 (Severability), 10.11 (Headings), 10.09 (Governing Law; Jurisdiction; Etc.) and 10.17 (Electronic Execution of Assignments and Certain Other Documents) of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

(e)              Financing Document. This Agreement shall be deemed to be a Financing Document.

(f)              Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Amended Credit Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(g)             Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized signatories as of the day and year first above written.

BKRF OCB, LLC,
as the Borrower

By:

/s/ RICHARD PALMER

Name:

Title:

BKRF OCP, LLC,
as Holdings

By:

/s/ RICHARD PALMER

Name:

Title:

BAKERSFIELD RENEWABLE FUELS, LLC,
as Project Company

By:

/s/ RICHARD PALMER

Name:

Title:

 [Signature Page to Amendment No. 3 to Credit Agreement]

ORION ENERGY PARTNERS TP AGENT, LLC,
as Administrative Agent

By:

/s/ GERRIT NICHOLAS

Name:
Title:

Exhibit A

to Amendment nO. 3

Schedule 5.26(a)
TO
CREDIT AGREEMENT

Feedstock Execution Plan

a)	Borrower shall at all times continue to employ a ‘Vice President of Feedstock’ (or comparable position) responsible for market analysis, origination, logistics and planning, and negotiating supply arrangements for feedstock, including soybean oil and other plant-based oil and animal fats, that can be utilized at the Project.

Note Borrower is in compliance of this requirement as of the Third Amendment Effective Date

b)	Within 90 days of the Closing Date, Borrower will present to Administrative Agent a plan (the “Initial Feedstock Plan”), to be approved by Administrative Agent and the Market Consultant (Feedstock), including target feedstock suppliers including planned scope, structure, and timeline for finalizing supply agreements.

Note Borrower is in compliance of this requirement as of the Third Amendment Effective Date

c)	By June 1, 2021, Borrower will present to Administrative Agent an update on incremental efforts to progress the Initial Feedstock Plan; such progress to be reasonably satisfactory to the Administrative Agent and the Market Consultant (Feedstock) expected to include:
•	‘Letters of intent’ with at least 3 potential suppliers, and
•	A staffing plan related to feedstock procurement and logistics to report to the Vice President of Feedstock.
d)	By July 1, 2021, Borrower will present to Administrative Agent a plan (the “Final Feedstock Plan”), to be approved by Administrative Agent and the Market Consultant (Feedstock), including the following:
i.	Signed definitive documentation with feedstock counterparties inclusive of items listed below (the “Supply Agreements”).
•	Detailed contracting strategy, memorialized via LOIs that include details on the below, outlined for each specific planned supplier:
•	Feedstock type (i.e. soybean oil, tallow, etc...) conforming to planned facility requirements and limitations;
•	Feedstock volumes;
•	Delivered price framework such as potential indexing method;

•	Feedstock quality and specifications, conforming to planned facility requirements and limitations;
•	Delivery logistics, including but not limited to: specific identified feedstock origin point(s), specific identified rail routes from origin to the Project, and volume of rail car needs and related sourcing and pricing thereof;
•	Contract duration;
•	Minimum volume commitments (if any);
•	Credit support required (if any).
ii.	The Supply Agreements shall represent aggregate volumes of at least 28.25 million gallons of feedstock per 3-month period.
iii.	The Supply Agreements aggregate volumes for period before the Substantial Completion Date, and for the 12-month period after the Substantial Completion Date, shall each be adjusted to reflect the expected ramp-up of the Project, as approved by the Administrative Agent in its sole discretion.
e)	After the Substantial Completion Date, Borrower shall maintain, on an ongoing basis, a rolling 9-month-forward feedstock plan that updates and revises Final Feedstock Plan as needed.
i.	Any updated, amended, added, or changed Supply Agreements shall continue to represent aggregate volumes of at least 28.25 million gallons of feedstock per 3-month period.
ii.	The updated and revised Final Feedstock Plan will be presented on the Quarterly Date and be approved by the Administrative Agent and the Market Consultant (Feedstock).

Exhibit B

to Amendment nO. 3

SCHEDULE 5.26(c)

TO

CREDIT AGREEMENT

Rail Development Milestones

Initial Operating Plan: Within 120 days of the Closing Date, prepare a plan (the “Initial Rail Operating Plan”) for the Project that covers in detail the plans for inbound/outbound rail service, needs for railcar storage, inbound and outbound freight volumes, expected rail origins, turnaround railcar timing to cover both unit and manifest train volumes, unit train handling capabilities, in plant switching logistics and an update on all commercial and legal discussions with BNSF. The Initial Rail Operating Plan will be consistent with the Initial Feedstock Plan and be in a form reasonably acceptable to the Administrative Agent and Rail Consultant.

As of the date of that certain Amendment No. 3, dated March 26, 2021, the Initial Rail Operating Plan milestone has been satisfied.

Final Operating Plan: On or prior to September 15, 2021, prepare a draft of the (the “Final Rail Operating Plan”) for the Project that covers in detail the final plans of all items in the Initial Rail Operating Plan. A final form of the Final Operating Plan should be provided on or prior to October 15, 2021 in a form reasonably acceptable to the Administrative Agent and Rail Consultant. The Final Rail Operating Plan will be consistent with the Final Feedstock Plan for the Project and include all related Project start-up activities (including but not limited to details on how in-plant switching will be accomplished and any need for switching locomotives). The Final Rail Operating Plan shall include delivery of a fully updated and amended Industrial Track Agreement consistent with the expected rail operations of the Project.

Exhibit C

to Amendment nO. 3

SCHEDULE 5.26(d)

TO

CREDIT AGREEMENT

Gas Supply Commercial Milestones

On or prior to September 1, 2021, enter into a gas supply agreement(s) ensuring firm delivery of up to 8,230 mmBtu/day of natural gas to the Project with pricing terms, gas volume balancing terms, and other provisions all reasonably acceptable to the Administrative Agent.

Take all steps necessary to maintain and enforce the Mojave Spur Pipeline Ownership Agreement and the Mojave Spur Pipeline Operating Agreement. With respect to the Mojave Spur Pipeline Ownership Agreement, take all steps necessary to ensure renewal after the expected end of the term on January 29, 2022 pursuant to Section 11.1 of that agreement. Inform Administrative Agent immediately of any material communications or potential defaults or challenges under either agreement.

Exhibit D

to Amendment nO. 3

ADDITIONAL CAPITAL RAISE & AMENDMENT & CONSENT PREMIUM TERM SHEET

Issuer	Global Clean Energy Holdings, Inc. (“GCEH”)
Type of Offering	To be determined but expected to be common equity, preferred equity, or short-term convertible note (the “Securities”).
Amendment & Consent Premium for Lenders	1.00% of the aggregate Commitments and Loans payable in Securities of GCEH. If the Sponsor completes an Additional Capital Raise, the Securities issued to the Lenders shall be in the same Security and on the same terms as the remainder of the offering. If the Sponsor does not complete an Additional Capital Raise, the Securities issued to the Lenders shall be in form and substance reasonably agreed to by GCEH and the Administrative Agent; provided, however, that if GCEH and the Administrative Agent are unable to agree upon the form and substance of the Securities to be issued to the Lenders, the Amendment & Consent Premium shall be paid in cash.
Additional Capital Raise Offering Amount	At least $35 million excluding the Amendment & Consent Premium and the COMA Reimbursement.
Use of Proceeds

Use of Proceeds shall be:

•        Raise at least $35 million to deposit into the Cash Reserve Account for use towards the Project Costs; and

•        If more than $35 million is raised in the Additional Capital Raise, all excess proceeds to be used for GCEH working capital and other capital expenditures.

Closing Date	On or prior to July 30, 2021
Lender Securityholder Entity	The Securities received by each Lender as the Amendment & Consent Premium will be held by a legal entity selected by such Lender.
COMA Reimbursement	GCEH shall pay the Borrower $500,000 to repay the COMA Reimbursable Spending on the earlier of (i) August 5, 2021 or (ii) if the Sponsor completes an Additional Capital Raise, five (5) Business Days after the closing date of the Additional Capital Raise.
Voting Rights, Governing Law, Lock-up,	Lenders shall be treated the same as all other Securityholders participating in the Additional Capital Raise.
Alternative Structures	Borrower, GCEH, and the Signatory Lenders will explore alternative structures that may be more efficient from a documentation perspective for the Amendment & Consent Premium (e.g., warrants in GCEH).

Event of Default	Failure to pay the Amendment & Consent Premium shall be an Event of Default by Borrower under the Credit Agreement.
Registration Rights	Subject to diligence.
Other	Other terms are subject to terms and conditions to be agreed.